Exhibit 99.1

As Seen On TV Announces Sale of eDiets Fresh Meal Delivery Business

Company Will Focus on and Expand eDiets Digital Distribution Platform

CLEARWATER, Fla., August 26, 2013 – As Seen On TV, Inc. (OTCQB: ASTV), a leading multi-platform product marketing company and online shopping destination, today announced its eDiets.com, Inc. subsidiary has agreed to sell assets relating to its fresh and frozen meal delivery business for approximately $1.1 million to Chefs Diet National Co., LLC, a subsidiary of Chef’s Diet Holding Co., LLC, a private company based in New York.

“Over the past few months, we have reviewed our portfolio of businesses to determine which assets fit our growth and return objectives and which are better owned by others,” said Ronald C. Pruett, Jr., ASTV’s Chief Executive Officer. “The sale of our meal delivery operation to a fine partner like Chef's Diet National serves our customers well and allows us to expand our promising digital platform. ASTV and our brand eDiets are entering an exciting new phase and we're eager to continue our momentum.”

The terms of the transaction will be available in a filing with the Securities and Exchange Commission expected to be made later this week. The transaction is expected to close on or before September 30, 2013.

About As Seen On TV

As Seen On TV, Inc. (QTCQB: ASTV) is the leading multichannel distributor of As Seen On TV products and serves up fun for engaged consumers worldwide. Customers can find 1,500 products from As Seen On TV in the areas of Household, Kitchen, Outdoor, Health & Beauty, Fitness, Clothing, Electronics, Toys, Novelty, Pets, DVDs, and Food. Celebrities and industry experts often endorse As Seen On TV products for their inventive nature and utility. For more information, please visit www.AsSeenOnTV.com or follow ASTV online at Facebook.com/OfficialAsSeenOnTV, @AsSeenOnTV on Twitter and Pinterest.com/AsSeenOnTVHQ.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (i) expectations regarding our ability to successfully develop and operate the eDiets digital platform; (ii) our expectations regarding the ability of Chef’s Diet to successfully offer its meal delivery products and services to current and former eDiets customers; and (iii) our expectation that the sale of our meal delivery business to Chef’s Diet will close in a timely fashion. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2013. We caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements such risk factors include, but are not limited to: (1) our ability to accurately assess market demand for our products and services; (2) our ability to maintain compliance with our contractual obligations and applicable regulatory requirements; (3) our ability to attract and retain customers in a profitable manner; (4) our ability to raise additional capital; and (5) the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.